Exhibit 99.1

Semler Reports Third Quarter and Year-to-Date 2022 Financial Results

2022 Q3 quarterly HIGHLIGHTS compared to the corresponding period of 2021:

●Revenue was $14.0 million, same as the prior year period
●Net income was $3.7 million, or $0.55 per basic share and $0.46 per diluted share, compared to $4.2 million, or $0.61 per basic share and $0.51 per diluted share
●Cash and cash equivalents at September 30, 2022 increased to $45.5 million from $35.9 million

Santa Clara, CA – November 1, 2022 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and nine months ended September 30, 2022.

“We achieved a record cash position during the third quarter of 2022 due to continued profitability,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “Our guidance has been updated for both revenues and operating expenses, such that the net result is to raise expected income from operations, compared to our previous guidance of revenues and operating expenses.”

FINANCIAL RESULTS

For the quarter ended September 30, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●	Revenue of $14.0 million was unchanged
o	Fixed fee software license revenues were $8.6 million, an increase of $0.8 million, or 10%, compared to $7.8 million
o	Variable fee software license revenues were $4.9 million, a decrease of $1.0 million, or 16%, compared to $5.9 million
o	Sales of other products were $0.5 million, an increase of $0.2 million, or 79%, compared to $0.3 million
●	Cost of revenues of $1.1 million, a decrease of $0.3 million or 18%, compared to $1.4 million. As a percentage of revenues, cost of revenues decreased to 8%, compared to 10%
●	Total operating expenses, which includes cost of revenues, of $9.6 million, an increase of $0.9 million, or 10%, compared to $8.7 million. As a percentage of revenues, operating expenses increased to 68%, compared to 63%
●	Pre-tax net income of $4.6 million, a decrease of $0.7 million, or 12%, compared to $5.3 million
●	Income tax expense of $0.9 million, or an effective tax rate of 20%, compared to $1.1 million, or an effective tax rate of 21%
●	Net income of $3.7 million, or $0.55 per basic share and $0.46 per diluted share, a decrease of $0.5 million, or 11%, compared to $4.2 million, or $0.61 per basic share and $0.51 per diluted share

Semler Scientific’s two largest customers (including their affiliates) comprised 41% and 26% of quarterly revenues.

For the nine months ended September 30, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●	Revenue of $42.9 million, an increase of $1.4 million, or 3%, compared to $41.5 million
o	Fixed fee software license revenues were $25.1 million, an increase of $2.4 million, or 11%, compared to $22.7 million
o	Variable fee software license revenues were $16.7 million, a decrease of $1.3 million, or 7% compared to $18.0 million
o	Sales of other products were $1.1 million, an increase of $0.3 million, or 33%, compared to $0.8 million
●	Cost of revenues of $3.1 million, a decrease of $0.9 million, or 22%, compared to $4.0 million. As a percentage of revenues, cost of revenues decreased to 7%, compared to 10%
●	Total operating expenses, which includes cost of revenues, of $29.3 million, an increase of $5.5 million, or 23%, compared to $23.8 million. As a percentage of revenues, operating expenses increased to 68%, compared to 57%
●	Pre-tax net income of $13.7 million, a decrease of $4.0 million, or 23%, compared to $17.7 million
●	Income tax expense of $2.6 million, or an effective tax rate of 19% compared to $2.0 million, or an effective tax rate of 11%
●	Net income of $11.1 million, or $1.65 per basic share and $1.38 per diluted share, a decrease of $4.6 million, or 29%, compared to $15.7 million, or $2.34 per basic share and $1.93 per diluted share

Semler Scientific’s two largest customers (including their affiliates) comprised 40% and 30% of nine months revenues.

Semler Scientific had cash and cash equivalents of $45.5 million as of September 30, 2022 compared to $37.3 million as of December 31, 2021.

THIRD QUARTER 2022 MAJOR ACCOMPLISHMENTS

Among the achievements during the third quarter of 2022 were:

1.	Consecutive quarterly profitability since the fourth quarter of 2017.
2.	Highest cash and cash equivalents balance since inception.

2022 Financial Guidance Update

Semler Scientific has updated its guidance for annual revenues and operating expenses for the year ending December 31, 2022.

●	Revenue will range from $55.5 million to $58.0 million, representing a growth rate of 5% to 10%. This is changed from prior guidance of $58.0 million to $60.0 million.
●	Operating expenses will range from $38.8 million to $40.3 million, below the prior guidance of $42.5 million to $44.0 million. The guidance for operating expenses indicates less spending than previously anticipated due to greater expense management to be achieved during 2022.

●	The net effect of these changes to guidance of revenues and operating expenses is that Semler Scientific expects income from operations will range from $16.7 million to $17.7 million.

OTHER NOTABLE EVENTS

Mellitus Health and Insulin Insights™

Initial installations and new sales for Insulin Insights™ continue to progress. Semler Scientific still anticipates minimal revenue from these customers through the rest of 2022.

QuantaFlo® Product Extension

Semler Scientific is currently introducing the product extension of QuantaFlo® for use as an aid in diagnosing another cardiovascular disease to its existing client base using its current sales team. The product extension uses Semler Scientific’s installed equipment with a software update. Semler Scientific does not expect significant revenue from the extension through the remaining months of 2022.

Share Buyback Authorization

During the third quarter, Semler Scientific re-purchased $2.0 million of shares of its common stock at an average price of $43.08 per share representing 47,458 shares. The timing and amount of any transactions will be subject to the discretion of Semler Scientific based upon market conditions and other opportunities that it may have for the use or investment of cash balances.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the third quarter and nine months ended September 30, 2022, as well as provide a business update on Semler Scientific’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10172608/f4e5cb3c80. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021

Revenues	$14,047	$13,991	$42,891	$41,485
Operating expenses:
Cost of revenues	1,138	1,382	3,070	3,957
Engineering and product development	1,244	1,036	3,444	2,676
Sales and marketing	4,153	3,968	13,031	10,407
General and administrative	3,045	2,352	9,760	6,710
Total operating expenses	9,580	8,738	29,305	23,750
Income from operations	4,467	5,253	13,586	17,735
Interest income	137	3	151	8
Other (expenses) income	(3)	1	(2)	6
Other income	134	4	149	14
Pre-tax net income	4,601	5,257	13,735	17,749
Income tax provision	926	1,107	2,626	2,034
Net income	$3,675	$4,150	$11,109	$15,715
Net income per share, basic	$0.55	$0.61	$1.65	$2.34
Weighted average number of shares used in computing basic income per share	6,678,175	6,754,526	6,738,717	6,722,858
Net income per share, diluted	$0.46	$0.51	$1.38	$1.93
Weighted average number of shares used in computing diluted income per share	7,939,926	8,143,377	8,027,271	8,135,337

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	September 30,	December 31,
	2022	2021
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$45,536	$37,323
Trade accounts receivable, net of allowance for doubtful accounts of $71 and $61, respectively	3,673	3,619
Inventory, net	511	550
Prepaid expenses and other current assets	1,960	4,044
Total current assets	51,680	45,536
Assets for lease, net	1,986	1,643
Property and equipment, net	635	394
Long-term investments	821	821
Long-term notes receivable	1,179	—
Other non-current assets	2,267	332
Long-term deferred tax assets	2,351	1,946
Total assets	$60,919	$50,672

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$483	$443
Accrued expenses	6,653	3,436
Deferred revenue	1,158	921
Other short-term liabilities	91	80
Total current liabilities	8,385	4,880

Long-term liabilities:
Other long-term liabilities	182	245
Total long-term liabilities	182	245
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 6,879,497, and 6,824,380 shares issued, and 6,665,075, and 6,758,458 shares outstanding (treasury shares of 214,422 and 65,922), respectively	7	7
Additional paid-in capital	16,341	20,645
Retained earnings	36,004	24,895

Total stockholders’ equity	52,352	45,547

Total liabilities and stockholders’ equity	$60,919	$50,672

Semler Scientific, Inc.

Condensed Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	For the nine months ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,109	$15,715

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	462	470
Deferred tax expense	(405)	774
Loss on disposal of assets for lease	303	221
Allowance for doubtful accounts	53	13
Stock-based compensation	708	682
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(107)	(1,177)
Inventory	39	(1,448)
Prepaid expenses and other current assets	2,083	(3,029)
Other non-current assets	(1,934)	65
Accounts payable	40	(276)
Accrued expenses	3,217	2,506
Other current and non-current liabilities	(52)	(63)
Deferred revenue	237	(54)
Net Cash Provided by Operating Activities	15,753	14,399

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(388)	(261)
Notes receivable	(1,179)	—
Purchase of assets for lease	(961)	(341)
Net Cash Used in Investing Activities	(2,528)	(602)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(114)	-
Treasury stock acquired	(4,991)	-
Proceeds from exercise of stock options	93	54
Net Cash (Used in) Provided by Financing Activities	(5,012)	54
INCREASE IN CASH	8,213	13,851
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	37,323	22,079
CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,536	$35,930
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	1,617	2,647
Exercised put option of 211,928 common stock in Synaps Dx for 40,922 common stock of the company	$—	$2,230

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s patented and U.S. Food and Drug Administration (FDA), cleared product, QuantaFlo®, is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD). QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of mortality and major adverse cardiovascular events (MACE), associated with a positive QuantaFlo® test. Semler Scientific has an agreement with a private company to exclusively market and distribute Insulin Insights™, an FDA-cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico, except for selected accounts, and it made investments in this private software company and in another private company whose product, Discern™, is a test for early Alzheimer’s disease. Semler Scientific continues to develop additional complementary innovative products in-house, and seeks out other arrangements for additional products and services that it believes will bring value to its customers and to the company. Semler Scientific believes its current products and services, and any future products or services that it may offer, positions it to provide valuable information to its customer base, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler Scientific’s projected fourth quarter and annual revenues and operating expenses and the reasons therefor, revenues from Insulin Insights™ and the QuantaFlo® extension, and the share buyback program, among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, whether or not it will be able to successfully expand its product offering, whether or not QuantaFlo® can successfully test another cardiovascular disease or expand this new offering to its existing customer base, as well as Semler Scientific’s ability to continue to control expenses and preserve cash and meet its projected revenue and operating expense targets, whether or not the seasonality trends identified in the first quarter and observed throughout the year will continue, as well as continued uncertainty created by the ongoing COVID-19 pandemic, including any new variants, along with those risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

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INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.

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